                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         QUICKTURN DESIGN SYSTEMS, INC.
                                       AT
                             $12.125 NET PER SHARE
                                       BY
                                   MGZ CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                          MENTOR GRAPHICS CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, SEPTEMBER 9, 1998 UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "COMPANY COMMON STOCK"), OF QUICKTURN DESIGN SYSTEMS, INC. (THE "COMPANY"), INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED JANUARY 10, 1996, BETWEEN THE COMPANY AND THE FIRST NATIONAL BANK OF BOSTON, AS RIGHTS AGENT (THE "RIGHTS" AND, TOGETHER WITH THE COMPANY COMMON STOCK, THE "SHARES"), WHICH, TOGETHER WITH THE SHARES OWNED BY MENTOR GRAPHICS CORPORATION ("PARENT") AND ITS SUBSIDIARIES, INCLUDING MGZ CORP. ("PURCHASER"), WOULD REPRESENT A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE, (2) THE RIGHTS HAVING BEEN REDEEMED BY THE BOARD OF DIRECTORS OF THE COMPANY OR PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT THE RIGHTS HAVE BEEN INVALIDATED OR ARE OTHERWISE INAPPLICABLE TO THE OFFER AND THE PROPOSED MERGER DESCRIBED HEREIN (THE "PROPOSED MERGER"), (3) PURCHASER BEING SATISFIED, IN ITS SOLE DISCRETION, THAT, AFTER CONSUMMATION OF THE OFFER, THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW WOULD NOT PROHIBIT FOR ANY PERIOD OF TIME, OR IMPOSE ANY VOTING REQUIREMENT IN EXCESS OF MAJORITY STOCKHOLDER APPROVAL WITH RESPECT TO, THE PROPOSED MERGER OR OTHER BUSINESS COMBINATION WITH PURCHASER OR ANY AFFILIATE OF PURCHASER AND (4) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 14. CERTAIN CONDITIONS OF THE OFFER."

    THE OFFER IS NOT CONDITIONED ON PURCHASER OBTAINING FINANCING.

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) evidencing tendered Shares and, if separate, the certificates representing the Rights, and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer set forth in "Section 3. Procedure for Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares. Unless and until Purchaser declares that the Rights Condition (as defined herein) is satisfied, stockholders will be required to tender one Right for each share of Company Common Stock tendered in order to effect a valid tender of such share of Company Common Stock.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedure for Tendering Shares."

    Questions or requests for assistance may be directed to the Information Agent (as defined herein) or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SALOMON SMITH BARNEY

August 12, 1998

                               TABLE OF CONTENTS

INTRODUCTION..............................................................................          1

THE TENDER OFFER..........................................................................          5
       1.  Terms of the Offer.............................................................          5
       2.  Acceptance for Payment and Payment for Shares..................................          6
       3.  Procedure for Tendering Shares.................................................          8
       4.  Withdrawal Rights..............................................................         11
       5.  Certain United States Federal Income Tax Consequences..........................         11
       6.  Price Range of Shares..........................................................         12
       7.  Certain Information Concerning the Company.....................................         13
       8.  Certain Information Concerning Parent and Purchaser............................         15
       9.  Source and Amount of Funds.....................................................         17
      10.  Background of the Offer........................................................         18
      11.  Purpose of the Offer and the Proposed Merger; Plans for the Company............         20
      12.  Dividends and Distributions....................................................         23
      13.  Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange
           Act Registration...............................................................         23
      14.  Certain Conditions of the Offer................................................         24
      15.  Certain Regulatory and Legal Matters...........................................         27
      16.  Fees and Expenses..............................................................         30
      17.  Legal Proceedings..............................................................         31
      18.  Miscellaneous..................................................................         33

SCHEDULE I--Directors and Executive Officers of Parent and Purchaser......................        I-1
SCHEDULE II--Transactions in Shares.......................................................       II-1

To the Holders of Common Stock (including the Associated Preferred Stock Purchase Rights) of Quickturn Design Systems, Inc.:

                                  INTRODUCTION

    MGZ Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Mentor Graphics Corporation, an Oregon corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share (the "Company Common Stock"), of Quickturn Design Systems, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights (the "Rights" and, together with the Company Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of January 10, 1996 (the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent (the "Rights Agent"), at a price of $12.125 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the "Offer"). All references to the Rights shall include the benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context requires otherwise, all references herein to Shares shall include the Rights.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Salomon Brothers Inc doing business as Salomon Smith Barney ("Salomon Smith Barney"), which is acting as the Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), IBJ Schroder Bank & Trust Company (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

                                    PURPOSE

    The purpose of the Offer and the Proposed Merger (as defined below) is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. Parent intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with Purchaser or another direct or indirect subsidiary of Parent (the "Proposed Merger"). The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the effective time of the Proposed Merger (the "Effective Time"), it is anticipated that each then outstanding Share (other than Shares owned by Parent and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights under the Delaware General Corporation Law (the "DGCL")) would be converted into the right to receive an amount in cash equal to the Offer Price. See "Section 11. Purpose of the Offer and the Proposed Merger; Plans for the Company."

    PARENT BELIEVES THAT BY TENDERING SHARES IN THE OFFER, THE COMPANY'S STOCKHOLDERS EFFECTIVELY WILL EXPRESS TO THE COMPANY BOARD THAT THEY WISH TO BE ABLE TO ACCEPT THE OFFER AND TO APPROVE THE PROPOSED MERGER OR A SIMILAR TRANSACTION WITH PARENT AND ITS AFFILIATES.

    Parent stands ready to negotiate with the Company with respect to Parent's offer of August 11, 1998 to acquire the Company (the "Proposed Acquisition"). See "Section 10. Background of the Offer." Accordingly, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time, including upon Parent entering into a merger agreement with the Company, or Parent negotiating a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash.

                          AGENT AND PROXY SOLICITATION

    On August 11, 1998, Parent offered to acquire of all the outstanding Shares for $12.125 in cash per Share. The Company was unwilling to accept the offer regarding the Proposed Acquisition. On August 12, 1998, Parent filed preliminary agent designation materials with the Securities and Exchange Commission (the "Commission"), which, in definitive form, will be mailed to stockholders of the Company upon the completion of review by the staff of the Commission and receipt from the Company of a current stockholder list. The solicitation (the "Solicitation") requests agent designations ("Agent Designations") to provide for the call of a special meeting of the Company's stockholders (the "Special Meeting"), in order to, among other things, remove the entire Board of Directors of the Company (the "Company Board"), reduce the size of the Company Board to five members and fill the newly created vacancies on the Company Board by electing five persons nominated by Parent (the "Nominees"). If the Nominees are elected, Parent expects that, subject to their fiduciary duties as directors of the Company under applicable law, the Nominees would redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203 of the DGCL, which would satisfy the Rights Condition (as defined herein) and the Section 203 Condition (as defined herein), and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. The Solicitation will be made pursuant to separate agent designation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the applicable rules and regulations thereunder.

    THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT, AUTHORIZATION OR AGENT DESIGNATION FOR OR WITH RESPECT TO ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. THE SOLICITATION OF AGENT DESIGNATIONS TO CALL THE SPECIAL MEETING AND OF PROXIES TO REMOVE THE COMPANY BOARD, REDUCE THE AUTHORIZED NUMBER OF DIRECTORS, ELECT THE NOMINEES AND TAKE OTHER ACTION AT THE SPECIAL MEETING WILL BE MADE ONLY PURSUANT TO SEPARATE SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

    The timing of consummation of the Offer and the Proposed Merger will depend on a variety of factors and legal requirements, the actions of the Company Board and whether the conditions to the Offer and the Proposed Merger are satisfied or waived. Consummation of the Offer is subject to the fulfillment of a number of conditions, including, without limitation, the following:

                               CERTAIN CONDITIONS

    THE MINIMUM CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares owned by Parent and its subsidiaries, including Purchaser, would represent a majority of the outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Number of Shares") (the "Minimum Condition"). Purchaser reserves the right (subject to the applicable rules and regulations of the Commission), which it currently has no intention of exercising, to waive or reduce the Minimum Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares. See "Section 1. Terms of the Offer" and "Section 14. Certain Conditions of the Offer."

    According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "Company Form 10-Q"), as of April 30, 1998, there were 17,809,342 shares of Company Common Stock issued and outstanding. In addition, according to the Company Form 10-Q, as of March 31, 1998, there were 4,349,482 Shares issuable upon exercise of outstanding stock options and warrants (the "Option Shares"). Based on the foregoing and assuming that (i) no shares of Company Common Stock have been issued or acquired by the Company after April 30, 1998 (other than as described in clause (iii) below), (ii) no options have been granted or have expired since March 31, 1998, and (iii) all

Option Shares have been issued at or prior to the consummation of the Offer, there would be 22,158,824 Shares outstanding immediately following the consummation of the Offer and the Minimum Number of Shares would be 11,079,413 Shares. Parent currently owns 591,400 Shares and Purchaser currently owns 100 Shares which Parent and Purchaser recently acquired in open market transactions. See "Schedule II. Schedule of Transactions in Shares." Therefore, 10,487,913 Shares need to be tendered and not withdrawn prior to the expiration of the Offer to satisfy the Minimum Condition.

    THE RIGHTS CONDITION. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that the Rights have been redeemed or invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition").

    Under the Rights Agreement, each Right will entitle the holder to buy one one-thousandth of a share of the Company's Series A Participating Preferred Stock at a price of $50 per one-thousandth of a share, subject to adjustment (the "Purchase Price") under certain conditions. According to the Rights Agreement, until the close of business on the Distribution Date (as defined below), the Rights will be represented by and transferred with, and only with, the Shares, and the surrender for transfer of any of the certificates representing Shares (the "Share Certificates") will also constitute the transfer of the Rights associated with the Shares represented by such Share Certificate. According to the Rights Agreement, as soon as practicable following the Distribution Date, separate certificates representing Rights (the "Rights Certificates") will be mailed to holders of record of Shares as of the close of business on the Distribution Date, and thereafter the Rights Certificates alone will evidence the Rights.

    The Rights will be distributed and become exercisable (i) on the tenth business day after the date (or such later date as may be determined by a majority of the Company Board, excluding directors affiliated with the Acquiring Person (as defined below) (the "Continuing Directors")) following the public announcement that a person has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Shares (an "Acquiring Person") or (ii) on the tenth business day (or such later date as may be determined by a majority of the Continuing Directors) after the commencement of, or first public disclosure of the intent to commence, a tender offer or exchange offer for outstanding Shares that would result in the offeror becoming the beneficial owner of 15% or more of the outstanding Shares (the earlier of (i) and (ii) being referred to as the "Distribution Date"). Unless the Rights Agreement is amended or the Company Board extends the ten-business-day period referred to in clause (i) or (ii) above, the Offer will (following the expiration of such ten-business-day period) cause the Rights to be distributed and become exercisable unless the Company Board redeems the Rights or amends the terms thereof or the Rights are invalidated by a court of competent jurisdiction.

    Upon any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary of the Company) becoming the beneficial owner of 15% or more of the Shares then outstanding (an "Acquiring Person"), the Rights will entitle each holder of a Right (except the Acquiring Person and its affiliates) to purchase newly issued Shares or equity interests of any successor of the Company or Acquiring Person at a price equal to one-half of the then-current market price. Purchaser does not intend to become an Acquiring Person until the Rights are redeemed or their terms are amended to permit the Offer or the Rights are invalidated by a court of competent jurisdiction.

    The Company may, at its option and with the approval of the Company Board, at any time prior to the close of business on the earlier of (i) the tenth day following a person or group becoming an Acquiring Person (or such later date as may be determined by action of a majority of the Continuing Directors then in office and publicly announced by the Company) and (ii) January 10, 2006, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, subject to adjustment.

    If the Nominees are elected, it is expected that, subject to their fiduciary duties under applicable law, the Nominees would cause the Company Board to amend the Rights Agreement or redeem the Rights, or otherwise act to ensure that the Rights Condition is satisfied.

    THE SECTION 203 CONDITION. Consummation of the Offer is conditioned upon Purchaser being satisfied, in its sole discretion, that, after consummation of the Offer, the provisions of Section 203 of the DGCL ("Section 203") would not prohibit for any period of time, or impose any voting requirement in excess of majority stockholder approval with respect to, the Proposed Merger or any other business combination with Purchaser or any affiliate of Purchaser (the "Section 203 Condition").

    Section 203 of the DGCL regulates certain business combinations involving a Delaware corporation and persons beneficially owning, directly or through an affiliate or associate, 15% or more of such corporation's voting stock (an "Interested Stockholder"). Absent approval by the Company Board of the Offer or the Proposed Merger prior to consummation of the Offer, Section 203 would prohibit, among other things, consummation of the Proposed Merger (or any other business combination with Purchaser or any affiliate of Purchaser) for a period of three years following consummation of the Offer unless (i) Purchaser acquires that number of Shares which equals, when added to the Shares currently owned, directly or indirectly, by Purchaser, 85% of the Shares outstanding as of the commencement of the Offer (excluding certain Shares as described in "Section 11. Purpose of the Offer and the Proposed Merger; Plans for the Company--Section 203"), or (ii) the Proposed Merger (or any other business combination) is approved by the Company Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not beneficially owned, directly or indirectly, by Purchaser or its affiliates.

    If the Nominees are elected before the Offer is consummated, the Nominees are expected to, subject to their fiduciary duties as directors of the Company, grant Section 203 approval to Purchaser immediately prior to the consummation of the Offer. The Nominees will be unable to grant such Section 203 approval to Purchaser if Purchaser becomes an Interested Stockholder prior to the installation of the Nominees as directors. Purchaser does not intend to become an Interested Stockholder prior to the installation of the Nominees as directors of the Company unless (assuming all other conditions to the Offer are satisfied or waived) Purchaser is granted Section 203 approval by the current Company Board and the Minimum Condition to the Offer is satisfied, or Purchaser acquires beneficial ownership of 85% or more of the outstanding Shares (excluding certain Shares described in "Section 11. Purpose of the Offer and the Proposed Merger; Plans for the Company--Section 203") in which event it will no longer be necessary to obtain such Company Board approval.

    THE HSR CONDITION. Consummation of the Offer is conditioned upon the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") (the "HSR Condition"). Following commencement of the Offer, Parent intends to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") Premerger Notification and Report Forms under the HSR Act with respect to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the applicable filings by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. See "Section
15. Certain Regulatory and Legal Matters."

    PURCHASER EXPRESSLY RESERVES THE RIGHT TO WAIVE ANY ONE OR MORE OF THE CONDITIONS TO THE OFFER.

    THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS WHICH ARE CONTAINED IN THIS OFFER TO PURCHASE. SEE "SECTION 14. CERTAIN CONDITIONS OF THE OFFER," WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "Section 4. Withdrawal Rights" of this Offer to Purchase, as soon as legally permitted and practicable after the commencement of the Offer. The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, September 9, 1998, unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date as of which the Offer, as so extended by Purchaser, shall expire. UNDER NO CIRCUMSTANCES WILL ANY INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the Rights Condition, the Section 203 Condition and the HSR Condition. If any or all of such conditions are not satisfied, or if any or all of the other events set forth in "Section 14. Certain Conditions of the Offer" shall have occurred prior to the Expiration Date, Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders or (ii) waive or reduce the Minimum Condition, or waive or amend any or all other conditions to the Offer to the extent permitted by applicable law and, (iii) subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, or extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

    Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in "Section 14. Certain Conditions of the Offer," by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of tendering stockholders to withdraw their Shares. See "Section 4. Withdrawal Rights."

    Subject to the applicable rules and regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approval specified in "Section 15. Certain Regulatory and Legal Matters," (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "Section 14. Certain Conditions of the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser acknowledges that (i) Rule 14e-l(c) under the Exchange Act requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "Section 14. Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable rules and regulations (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release to the Dow Jones News Service.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms thereof or the information concerning such tender offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

    If, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    As of the date of this Offer to Purchase, the Rights are evidenced by the Share Certificates evidencing the Shares and do not trade separately. Accordingly, by tendering a Share Certificate evidencing Shares, a stockholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate Rights Certificates are issued, stockholders will be required to tender one Right for each share of Company Common Stock tendered in order to effect a valid tender of such share of Company Common Stock.

    A request is being made to the Company for use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date, and not theretofore withdrawn in accordance with "Section 4. Withdrawal Rights" of this Offer to Purchase, promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in "Section 14. Certain Conditions of the Offer" of this Offer to Purchase.

Notwithstanding the immediately preceding sentence and subject to applicable rules and regulations of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "Section 15. Certain Regulatory and Legal Matters" or in order to comply in whole or in part with applicable laws. Any such delay will be effected in compliance with Rule 14e-l(c) under the Exchange Act (which requires a bidder to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates and, if the Rights are at such time separately traded, the Rights Certificates or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares (and Rights, if applicable) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedure for Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, an Agent's Message (as defined below) in the case of a book-entry transfer (as defined below) and (iii) any other documents required under the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered or accepted for payment, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

    VALID TENDER OF SHARES AND RIGHTS. Except as set forth below, in order for Shares and (prior to the Distribution Date) Rights to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and (prior to the Distribution Date) Rights, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates and Rights Certificates, if applicable, representing tendered Shares and Rights must be received by the Depositary, or such Shares and Rights must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with.

    SEPARATE DELIVERY OF RIGHTS CERTIFICATES. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights. If the Distribution Date occurs and Rights Certificates are distributed by the Company to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, in order for Rights (and the corresponding Shares) to be validly tendered, Rights Certificates representing a number of Rights equal to the number of Shares tendered must be delivered to the Depositary or, if book-entry delivery is available with respect to Rights, a Book-Entry Confirmation received by the Depositary with respect thereto. If the Distribution Date occurs and Rights Certificates are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving Rights Certificates by use of the guaranteed delivery procedure described below. In any case, a tender of Shares constitutes an agreement by the tendering stockholder to deliver Rights Certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three Nasdaq National Market trading days of the date Rights Certificates are distributed. Purchaser reserves the right to require that the Depositary receive Rights Certificates, or a Book-Entry Confirmation, if available, with respect to such Rights prior to accepting the related Shares for payment pursuant to the Offer if the Distribution Date occurs prior to the Expiration Date.

    IF PURCHASER DECLARES THAT THE RIGHTS CONDITION IS SATISFIED, PURCHASER WILL NOT REQUIRE DELIVERY OF RIGHTS. UNLESS AND UNTIL PURCHASER DECLARES THAT THE RIGHTS CONDITION IS SATISFIED, HOLDERS OF SHARES WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED TO EFFECT A VALID TENDER OF SUCH SHARE.

    THE METHOD OF DELIVERY OF SHARE CERTIFICATES, RIGHTS CERTIFICATES (IF APPLICABLE) AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

    If the Distribution Date occurs prior to the Expiration Date, the Depositary also will make a request to establish an account with respect to the Rights at the Book-Entry Transfer Facility, but no assurance can be given that book-entry delivery of Rights will be available. If book-entry delivery of Rights is available, the foregoing book-entry transfer procedures also will apply to Rights. Otherwise, if Rights Certificates have been issued, a tendering stockholder will be required to tender Rights by means of physical delivery of Rights Certificates to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable) or pursuant to the guaranteed delivery procedure set forth below.

    DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

    SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate or Rights Certificate, if applicable, is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate or Rights Certificate, if applicable, is not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the certificates, with the signature(s) on such certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates or, if applicable, Rights Certificates are not immediately available (including, if the Distribution Date has occurred, because Rights Certificates have not yet been distributed by the Company) or such stockholder cannot deliver all required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

        (i) such tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

       (iii) the Share Certificates and, if applicable, Rights Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days of the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

    The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates, and, if applicable, Rights Certificates, evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT AS PROXY. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares (including the associated Rights) tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    BACKUP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, unless an exception applies under the applicable rules and regulations, the Depositary will be required to withhold 31% of the amount of any payments made to stockholders pursuant to the Offer. To prevent backup federal income tax withholding with respect to the payment of the Offer Price for Shares purchased pursuant to the Offer, each tendering stockholder must generally provide the Depositary with his or her correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See "Section 5. Certain United States Federal Income Tax Consequences" of this Offer to Purchase and Instruction 8 to the Letter of Transmittal. If the stockholder is a nonresident alien or foreign entity not subject to back-up withholding, the stockholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

4. WITHDRAWAL RIGHTS

    Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 10, 1998. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights." Any such delay will be by an extension of the Offer to the extent required by applicable rules and regulations.

    For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in "Section 3. Procedure for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "Section 3. Procedure for Tendering Shares."

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following discussion, subject to the limitations set forth herein, describes the material Federal income tax consequences of the Offer and the Proposed Merger to holders of Shares who hold their Shares as capital assets and exchange their Shares for cash pursuant to the Offer and the Proposed Merger. The tax consequences to a specific stockholder may vary depending upon such stockholder's particular tax situation, and the discussion set forth below may not apply to certain categories of holders of Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as foreign stockholders, securities dealers, broker-dealers, insurance companies, financial institutions, tax-exempt entities and stockholders who acquired their Shares pursuant to an exercise of an employee stock option or otherwise as compensation or who hold restricted stock. The discussion is based on the Code as in effect on the date of this Offer to Purchase, as well as the rules and regulations thereunder, existing administrative interpretations and court decisions currently in effect, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations and does not address state, local or foreign tax laws. Since the Offer is conditioned upon, among other events, the Rights having been redeemed or invalidated or being otherwise inapplicable to the Offer and the Proposed Merger, this tax discussion assumes the satisfaction of such condition and thus no allocation of consideration to the Rights or the Rights Certificates. No ruling will be requested from the Internal Revenue Service (the "IRS") regarding the tax consequences of the Offer and the Proposed Merger and thus there can be no assurance that the IRS will agree with the discussion set forth below.

    The receipt of cash pursuant to the Offer or the Proposed Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for Federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Proposed Merger and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Proposed Merger, as the case may be.

    If Shares are held by a noncorporate stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which would be subject to tax at ordinary income rates if the Shares were held for one year or less and at a maximum tax rate of 20% if held for more than one year.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. See "Section 3. Procedure for Tendering Shares."

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

    If a stockholder sells Shares pursuant to the Offer (or surrenders Shares pursuant to the Proposed Merger) and the Rights associated therewith are redeemed by the Company in satisfaction of the Rights Condition, the redemption of the Rights will be a taxable transaction. If the redemption of the Rights occurs before the Distribution Date, the cash received will be in the form of a dividend and would thus constitute ordinary income to the extent of the Company's earnings and profits. If the redemption of the Rights occurs on or after the Distribution Date, it is unclear whether the resulting gain will be treated as a dividend or as the sale or exchange of a capital asset.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT APPLY TO CERTAIN CATEGORIES OF HOLDERS OF SHARES SUBJECT TO SPECIAL TREATMENT UNDER THE CODE, SUCH AS FOREIGN HOLDERS AND HOLDERS WHOSE SHARES WERE ACQUIRED PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION, OR WHO HOLD RESTRICTED STOCK. STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER, INCLUDING ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

6. PRICE RANGE OF SHARES

    According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company Form 10-K"), the Shares are listed and trade on the Nasdaq National Market under the symbol "QKTN." The following table sets forth for the quarterly fiscal periods ended March 31,

June 30, September 30 and December 31 the closing high and low last sales prices per Share as reported by the Nasdaq National Market.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
    1996:
      First Quarter............................................................................  $   11.50  $    9.00
      Second Quarter...........................................................................      16.50      11.13
      Third Quarter............................................................................      15.13      11.88
      Fourth Quarter...........................................................................      21.63      15.00

    1997:
      First Quarter............................................................................  $   21.00  $   15.00
      Second Quarter...........................................................................      15.88       6.69
      Third Quarter............................................................................      16.63      12.13
      Fourth Quarter...........................................................................      16.31      10.69

    1998:
      First Quarter............................................................................  $   15.75  $    9.75
      Second Quarter...........................................................................      10.88       6.00
      Third Quarter through August 11, 1998....................................................       8.00       7.31

    On August 11, 1998, the last full trading day prior to the date of this Offer to Purchase and Purchaser's first public announcement of its intention to make the Offer, the closing price per Share as reported on the Nasdaq National Market was $8.00. HOLDERS OF SHARES ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    Prior to the Distribution Date, the Rights are attached to outstanding Shares and may not be traded separately. As a result, the sales prices per Share set forth above include the associated Rights. As a result of the commencement of the Offer, the Distribution Date may occur, after which the Rights will separate and may begin trading apart from the Shares. IN SUCH EVENT, STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION, IF ANY, FOR THE RIGHTS.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

    The information concerning the Company contained in this Offer to Purchase, including financial information and information relating to the Rights and the Rights Agreement, has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

    GENERAL. According to the Company Form 10-K, the Company is a Delaware corporation with its principal executive offices located at 55 W. Trimble Road, San Jose, California 95131. According to the Company Form 10-K, the Company designs, manufactures, sells and supports products that verify the design of integrated circuits and electronic systems. The Company derives substantially all of its revenue from its design verification products and related maintenance and consulting services.

    FINANCIAL INFORMATION. Set forth below is selected consolidated financial data with respect to the Company excerpted or derived in part from the audited financial statements contained in the Company Form 10-K and from the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and March 31, 1997, in each case filed by the Company with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. For the periods covered by such reports, the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                         QUICKTURN DESIGN SYSTEMS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                                        THREE MONTHS ENDED
                                                            MARCH 31,             YEAR ENDED DECEMBER 31, (1)
                                                      ----------------------  -----------------------------------
                                                         1998      1997(2)     1997 (3)     1996 (4)    1995 (4)
                                                      ----------  ----------  -----------  ----------  ----------
STATEMENT OF OPERATIONS DATA
Total revenues......................................  $   23,565  $   21,402  $   110,404  $  109,578  $   82,442
Research and development............................  $    5,985  $    5,787  $    23,499  $   19,706  $   15,436
Operating income (loss).............................  $   (2,752) $   (3,461) $   (13,466) $   17,973  $   11,085
Net income (loss)...................................  $   (1,417) $   (2,118) $    (5,346) $   14,131  $   12,478
Gross margin percent................................          66%         68%          70%         70%         70%

PER SHARE DATA
Net income (loss) per share--basic..................  $    (0.08) $    (0.13) $     (0.31) $     0.87  $     0.81
Net income (loss) per share--diluted................  $    (0.08) $    (0.13) $     (0.31) $     0.79  $     0.74
Cash dividends per common share outstanding.........      --          --          --           --          --
Weighted average number of shares
  outstanding--basic................................      17,704      16,562       17,110      16,323      15,497
Weighted average number of shares
  outstanding--diluted..............................      17,704      16,562       17,110      17,912      16,806

BALANCE SHEET DATA (AS OF THE DATES INDICATED)
Cash and investments, short-term....................  $   40,404  $   22,918  $    32,808  $   36,404  $   31,397
Cash and investments, long-term.....................  $   18,922  $   27,972  $    20,326  $   18,198  $    9,110
Working capital.....................................  $   49,867  $   38,132  $    51,143  $   49,243  $   44,381
Property, plant and equipment, net..................  $   13,431  $   10,560  $    11,118  $   11,243  $   13,003
Total assets........................................  $  124,421  $  110,738  $   129,192  $  111,977  $   94,240
Short-term borrowings...............................  $      851  $    2,961  $     1,095  $    3,502  $    3,401
Long-term debt and other deferrals..................  $   --      $   --      $   --       $   --      $    3,701
Stockholders' equity................................  $   91,500  $   81,624  $    91,898  $   84,045  $   66,337

------------------------

(1) Effective in 1997, the Company changed its fiscal year to December 31 from a 52-week or 53-week year, ending on the last Sunday in December.

(2) The first quarter of 1997 included merger related charges of $1,200.

(3) The 1997 results include one-time acquisition and merger related charges of $19.2 million.

(4) The 1995 and 1996 results of operations and certain balance sheet data have been restated to reflect the February 1997 merger of the Company with SpeedSim-TM-, Inc. which was accounted for as a pooling of interests.

    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

8. CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

    GENERAL. Parent is an Oregon corporation. Parent's principal offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. Parent manufactures, markets and supports software and hardware electronic design automation ("EDA") products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. In 1996, Parent expanded its product offerings beyond traditional EDA to include (1) intellectual property products and services intended to increase design efficiency by delivering standard, reusable functions for the design of hardware components and (2) embedded software development and system verification tools intended to shorten product time-to-market by allowing for simultaneous development and testing of hardware and embedded software. Parent markets its products primarily to large companies in the communications, computer, semiconductor, consumer electronics, aerospace and transportation industries. Customers use Parent's software in the design of such diverse products as supercomputers, automotive electronics, telephone-switching systems, cellular base stations and handsets, computer network hubs and routers, signal processors and personal computers.

    Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent which to date has not conducted any business other than in connection with the Offer and the Proposed Merger. Purchaser's principal offices are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

    FINANCIAL INFORMATION. Set forth below is selected consolidated financial data relating to Parent and its subsidiaries for Parent's last three fiscal years, which have been excerpted or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, in each case filed by Parent with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in "Section 7. Certain Information Concerning the Company."

                          MENTOR GRAPHICS CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

                                              SIX MONTHS ENDED
                                                  JUNE 30,              YEAR ENDED DECEMBER 31,
                                           ----------------------  ----------------------------------
                                            1998 (1)    1997 (2)    1997 (2)      1996        1995
                                           ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA
Total revenues...........................  $  227,125  $  216,197  $  454,727  $  447,886  $  432,517
Research and development.................  $   57,728  $   54,180  $  112,227  $   92,905  $   86,782
Operating income (loss) (3) (4)..........  $   (5,313) $  (29,313) $  (36,370) $   (9,849) $   52,554
Net income (loss)........................  $   (6,650) $  (24,417) $  (31,307) $   (4,978) $   50,506
Gross margin percent.....................     72%         60%         65%         70%         73%

PER SHARE DATA
Net income (loss) per share--basic.......  $    (0.10) $    (0.38) $    (0.48) $    (0.08) $     0.79
Net income (loss) per share-- diluted....  $    (0.10) $    (0.38) $    (0.48) $    (0.08) $     0.78
Cash dividends per common share
  outstanding............................  $   --      $   --      $   --      $   --      $   --
Weighted average number of shares
  outstanding--basic.....................      64,802      64,848      64,885      64,134      63,710
Weighted average number of shares
  outstanding--diluted...................      64,802      64,848      64,885      64,134      65,134

BALANCE SHEET DATA (AS OF THE DATES
  INDICATED)
Cash and investments, short-term.........  $  138,559  $  136,495  $  137,060  $  197,079  $  211,996
Cash and investments, long-term (5)......  $   --      $   --      $   --      $   30,000  $   30,000
Working capital..........................  $  152,933  $  158,324  $  148,191  $  200,848  $  213,491
Property, plant and equipment, net.......  $   98,986  $  112,396  $  103,452  $  102,253  $   99,605
Total assets.............................  $  407,398  $  417,744  $  402,302  $  513,359  $  495,372
Short-term borrowings....................  $   --      $      985  $   --      $    9,055  $    9,358
Long-term debt and other
  deferrals (5)..........................  $      609  $    3,806  $      617  $   56,375  $   55,054
Stockholders' equity.....................  $  278,546  $  294,401  $  277,537  $  319,640  $  326,226

------------------------

(1) In the six months ended June 30, 1998, Parent acquired its Korean distributor for $4,000.

(2) Parent recognized an impairment in the value of certain previously capitalized software development costs in the first quarter of 1997 of $5,358. In addition, all remaining previously capitalized software development costs were fully amortized in 1997 to recognize the change in the estimated useful lives of older software product offerings.

(3) Operating income (loss) includes special charges of $10,307, $8,560, $18,858, $11,998, $(2,040) for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996, and 1995, respectively. The special charges relate primarily to the disposals of subsidiaries, related employee terminations, and streamlining of worldwide operations as well as the impairment in value of various assets. The $2,040 benefit reflects a downward adjustment of a prior year special charge associated with the reduced estimate for severence costs associated with the replacement and globalization of Parent's information systems.

(4) Operating income (loss) includes merger and acquisition related charges of $31,344 and $2,040, for fiscal years 1996 and 1995. In 1996, Parent completed nine business combinations, seven of which were accounted for as purchase combinations. The purchase accounting allocations resulted in charges for in-process research and development (IPR&D) of $26,234. Parent also completed two acquisitions which were accounted for as a pooling of interests. Merger expenses of $5,110 were incurred with these acquisitions. In 1995, Parent completed five business combinations, two of which were accounted for as pooling of interests and three of which were accounted for as purchases. The purchase accounting allocations resulted in charges for IPR&D of $1,430. The merger related expenses associated with the pooling transactions in 1995 were $610.

    The results of operations include the purchases only from date of the respective acquisition forward. The results of operations for all acquisitions accounted for as pooling of interests are included for all periods presented.

(5) In the first quarter of 1997, Parent had an early termination of an interest rate swap agreement.

    OTHER INFORMATION.  Except as described in this Offer to Purchase and in
Schedule II hereto, (i) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as otherwise described in this Offer to Purchase, neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since December 31, 1994, neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the applicable rules and regulations of the Commission. Except as set forth in this Offer to Purchase, since December 31, 1994, there have been no contacts, negotiations or transactions between any of Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9. SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to purchase all of the Shares on a fully diluted basis pursuant to the Offer and to pay fees and expenses related to the Offer and Proposed Merger is estimated to be approximately $270 million. Purchaser intends to obtain all funds needed for the Offer and the Proposed Merger through a capital contribution or a loan from the Parent. Parent plans to provide the funds for such capital contribution or loan from its available cash and working capital and pursuant to the Credit Agreement described below. At June 30, 1998, Parent had short-term cash and investments of approximately $138.6 million and working capital of approximately $152.9 million.

    Parent has entered into a definitive commitment letter dated August 11, 1998 (the "Commitment Letter") with Bank of America National Trust and Savings Association ("Bank of America") and BancAmerica Robertson Stephens ("BARS"), an affiliate of Bank of America. Pursuant to the Commitment Letter, Bank of America has committed to provide a three-year $200 million unsecured revolving credit facility (the "Credit Facility") to Parent, subject to the terms and conditions stated in the Commitment Letter. The form of the definitive credit agreement (the "Credit Agreement") is attached to the Commitment Letter. The Credit Facility initially will be underwritten by Bank of America, and BARS will use its best efforts to syndicate all or part of the Credit Facility to financial institutions acceptable to the Company, BARS and Bank of America.

    Borrowings under the Credit Agreement may be used by Parent to purchase the capital stock of the Company and other permitted acquisitions, for working capital needs and for general corporate purposes. The initial borrowing under the Credit Agreement will be subject to the satisfaction of certain conditions, including the termination of Parent's existing credit facility, the valid tender of not less than a majority of the outstanding shares, the absence of any legal prohibitions to a merger between the Purchaser and the Company, no material changes to the Offer without the consent of Bank of America, and satisfaction of all material terms and conditions of the Offer.

    The Credit Agreement will initially provide availability to Parent of up to $200 million, which will be reduced by $25 million after each of the first two anniversaries of the initial funding. In addition, the total commitments will be further reduced in the event that Parent issues certain equity securities, borrows funded debt and/or disposes of its Wilsonville facility, but in any case, not to less than $100 million.

    Under the Credit Agreement, Parent will have the option of borrowing funds at variable interest rates based either on a base rate of interest or LIBOR, plus, in each case, a variable applicable margin. Interest on loans based on a base rate of interest ("Base Rate Loans") will be payable at the higher of the base rate of interest charged by Bank of America and the federal funds rate plus 0.5%. Interest on a loan based on LIBOR ("LIBOR Loans") will be payable at the rate at which LIBOR loans in U.S. dollars would be offered to major banks in the London interbank market in the same amount and for the same duration as the LIBOR Loan to be made by Bank of America. The applicable margin for both Base Rate Loans and LIBOR Loans will be based on Parent's leverage ratio determined quarterly. Depending on the leverage ratio and the size of the commitment, the applicable margin for Base Rate Loans will vary from 0.0% to 1.50% and for LIBOR Loans will vary from 1.0% to 2.75%. In addition, Parent will be required to pay certain commitment and agency fees in the amounts and on the dates set forth in a confidential fee letter dated August 11, 1998 among Parent, Bank of America and BARS.

    The Credit Agreement will contain representations, warranties, conditions to borrowing, covenants (including financial covenants) and events of default customary for facilities of this nature. Other than the financial covenants and provisions pertaining to the Proposed Acquisition, the Credit Agreement's provisions are substantially similar to the provisions contained in Parent's existing credit facility.

    The foregoing description of the terms and conditions of the Credit Agreement is qualified in its entirety by reference to the full text thereof which, together with the Commitment Letter, has been filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 and is incorporated herein by reference.

    No final decisions have been made concerning the method Parent will employ to repay its borrowings incurred to consummate the Offer. These decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates, stock market and financial and other economic conditions. Furthermore, of course, there can be no assurance that Parent will be able to utilize any one or more of the repayment options or as to the amount that will be available under any of them.

10. BACKGROUND OF THE OFFER

    BACKGROUND OF THE OFFER. During a series of meetings and telephone calls in the summer of 1995, representatives of Parent and the Company discussed the possibility of a business combination between the two companies. These discussions did not result in any negotiations concerning a business combination.

    On August 11, 1998, Mr. Walden C. Rhines, Chief Executive Officer and President of Parent, met with Mr. Glen Antle, Chairman of the Board of the Company. At the meeting, Mr. Rhines proposed that Parent acquire the Company at a price of $12.125 per Share in cash. While Mr. Antle stated that he would communicate the offer to the Company Board, he stated that he was unwilling to accept the offer, to cause the Company to remove its takeover defenses or to cause the Company to refrain from taking actions to prevent the consummation of the Offer.

    At the meeting, Mr. Rhines delivered the following letter to Mr. Antle setting forth the Proposed Acquisition and its merits and indicating Parent's desire to enter into a negotiated transaction:

    The Board of Directors                                       August 11, 1998
    Quickturn Design Systems, Inc.
    55 W. Trimble Road
    San Jose, CA 95131

    Attention:Glen M. Antle
            Chairman of the Board

Dear Mr. Antle:

    I am writing to inform you that the Board of Directors of Mentor Graphics Corporation has unanimously authorized Mentor Graphics to offer to acquire all outstanding shares of Quickturn Design Systems, Inc. common stock at a price of $12.125 per share in cash.

    We have the necessary financing in hand to consummate this acquisition and therefore the offer is not subject to any financing condition. Reflecting our commitment to this acquisition, we have already acquired more than three percent of Quickturn's outstanding common stock.

    We believe our offer represents a superior opportunity for all Quickturn stockholders to maximize the value of their investment in Quickturn. This all-cash offer represents a substantial premium over Quickturn's current market price.

    Moreover, we believe that the combination of Mentor Graphics and Quickturn will significantly benefit the customers of both companies. It will advance Mentor Graphics' strategy of continuing to be a leading supplier of electronic system verification solutions by strengthening our position in emulation products.

    In addition, in separate patent-infringement lawsuits over the past two and a half years, Mentor Graphics has sued Quickturn and Quickturn has sued Mentor Graphics. The acquisition will resolve these disputes between our companies, which otherwise will continue to require substantial time and expense and represent a significant distraction for both companies well into the future.

    We are determined to make this acquisition a reality and to bring its benefits to our respective stockholders and customers, as expeditiously as possible. Accordingly, we are commencing a tender offer directly to your stockholders on August 12, 1998.

    We are prepared, however, to acquire Quickturn through a negotiated transaction and to consider an increased offering price in the event that we are first permitted to conduct a due diligence review and that such review demonstrates greater value of Quickturn to Mentor Graphics than we can ascertain from public information.

                                          Very truly yours,

                                          /s/_ Walden C. Rhines
                                            President and
                                            Chief Executive Officer

    The preceding letter contains forward-looking statements within the meaning of Section 21E of the Exchange Act.

    On August 12, 1998, Parent and Purchaser commenced the Offer. Also on August 12, 1998 Parent filed preliminary materials with the Commission to solicit agent designations.

    On August 12, 1998, Parent and Purchaser commenced litigation against the Company and the Company Board in the Court of Chancery of the State of Delaware seeking, among other things, an order (i) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the

Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (ii) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (v) enjoining the Company Board from taking any actions designed to impede or which have the effect of impeding the Offer, the Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law, (vi) enjoining the Company Board from taking any actions to impede, or refuse to recognize the validity of, Parent's call of the Special Meeting, provided that Parent has obtained Agent Designations from Company stockholders holding not less than 10% of the outstanding Shares of the Company, and (vii) enjoining the Company Board from taking any action to cause the Company to become subject to Section 2115 of the California General Corporation Law.

    Also on August 12, 1998 Parent and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Parent and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and the Solicitation.

11. PURPOSE OF THE OFFER AND THE PROPOSED MERGER; PLANS FOR THE COMPANY

    PURPOSE. The purpose of the Offer and the Proposed Merger is to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. Parent intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate the Proposed Merger with Purchaser or another direct or indirect subsidiary of Parent. The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the Effective Time, it is anticipated that each then outstanding Share (other than Shares owned by Parent and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price. If, following consummation of the Offer, Purchaser owns 90% or more of the outstanding Shares, Purchaser intends to consummate the Proposed Merger as a "short-form" merger pursuant to
Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares (other than Purchaser) nor the Company Board would be required.

    On August 12, 1998, Parent filed preliminary agent designation materials with the Commission, which, in definitive form, will be mailed to stockholders of the Company after completion of review by the staff of the Commission and receipt from the Company of a current stockholder list. The Solicitation requests stockholders of the Company to grant Parent Agent Designations to provide for the call of the Special Meeting in order to, among other things, remove the entire Company Board, reduce the size of the Company Board to five members and fill the newly created vacancies on the Company Board with the Nominees. If the Nominees are elected, Parent expects that, subject to their fiduciary duties under applicable law, the Nominees would redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. The Solicitation will be made pursuant to separate agent designation materials.

    Parent stands ready to negotiate the Proposed Acquisition with the Company. Accordingly, Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased and the Offer Price) at any time, including upon Parent entering into a merger agreement with the Company or

Parent negotiating a merger agreement with the Company not involving a tender offer pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into cash.

    Subject to the terms and conditions of the Proposed Merger and in accordance with the DGCL, the Company will be merged with and into Purchaser. It is expected that Purchaser will be the surviving corporation in the Proposed Merger and will continue its corporate existence under Delaware law. Under the DGCL, the merger of a Delaware company generally requires the approval of its board of directors and the affirmative vote of holders of at least a majority of its outstanding voting securities. If the Nominees are elected and approve the Offer and the Offer is thereafter consummated (without any waiver of the Minimum Condition and assuming the satisfaction or waiver of all other conditions to the Offer), it is expected that the Nominees would, subject to their fiduciary duties as directors of the Company, approve the Proposed Merger, and Purchaser could approve the Proposed Merger without the affirmative vote of any other stockholder, assuming no additional Shares have been issued since April 30, 1998 (except pursuant to then outstanding options or other rights). See this "Section
11. Purpose of the Offer and the Proposed Merger; Plans for the Company--Section 203" for a discussion of Section 203 and its impact on the Proposed Merger in certain other circumstances.

    SECTION 203. The Company is incorporated under the laws of the State of Delaware. Section 203 regulates certain business combinations involving a Delaware corporation and an Interested Stockholder of such corporation (any person beneficially owning, directly or through an associate or affiliate, 15% or more of such corporation's voting stock). In general, Section 203 prevents an Interested Stockholder from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth in the following paragraph) with a Delaware corporation for three years following the date such person became an Interested Stockholder unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved the Business Combination or the transaction in which the Interested Stockholder became an Interested Stockholder; (ii) upon consummation of the transaction which resulted in the Interested Stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for the purposes of determining the number of shares outstanding those shares owned by directors of the corporation who are also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is (x) approved by the board of directors of the corporation and (y) authorized at a meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

    Section 203 provides that during such three-year period the corporation may not merge or consolidate with an Interested Stockholder, or any affiliate or associate thereof, and also may not engage in certain other transactions with an Interested Stockholder or any affiliate or associate thereof, including, without limitation (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition assets, except proportionately to all stockholders, having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of any stock of the corporation or of such subsidiaries to the Interested Stockholder, except pursuant to a transaction which effects a pro rata distribution to all stockholders of the corporation;
(iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned directly or indirectly by the Interested Stockholder (except as a result of immaterial changes due to fractional share adjustments); or (iv) a receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    Absent approval by the Company Board of the Offer or the Proposed Merger prior to consummation of the Offer, Section 203 would prohibit, among other things, consummation of the Proposed Merger (or any other business combination with Purchaser or any affiliate of Purchaser) for a period of three years following consummation of the Offer unless (i) Purchaser acquires that number of Shares which equals, when added to the Shares currently owned, directly or indirectly, by Purchaser, 85% of the Shares outstanding as of the commencement of the Offer (excluding certain Shares as described above), or (ii) the Proposed Merger (or any other business combination) is approved by the Company Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company not beneficially owned, directly or indirectly, by Purchaser or its affiliates. If the Nominees are elected before the Offer is consummated, it is expected that the Nominees will, subject to their fiduciary duties as directors of the Company, grant Section 203 approval to Purchaser immediately prior to the consummation of the Offer. The Nominees will be unable to grant such Section 203 approval to Purchaser if Purchaser becomes an Interested Stockholder prior to the election of the Nominees as directors. Purchaser does not intend to become an Interested Stockholder of the Company prior to the election of the Nominees as directors of the Company unless (assuming all other conditions to the Offer are satisfied or waived) Purchaser is granted Section 203 approval by the current Company Board, the Rights Condition is satisfied and the Minimum Condition to the Offer is satisfied, or Purchaser acquires beneficial ownership of 85% or more of the outstanding Shares, in which event it will no longer be necessary to obtain Company Board approval under Section 203.

    The provisions of Section 203 could impede the ability of Parent to effect the Proposed Merger promptly after consummation of the Offer. The Offer is conditioned on Purchaser being satisfied in its sole discretion that the restrictions on business combinations contained in Section 203 are inapplicable to the Proposed Merger (as a result of action by the Company Board, the acquisition by Purchaser of a sufficient number of Shares, or otherwise). See this "Section 11. Purpose of the Offer and the Proposed Merger; Plans for the Company" and "Section 14. Certain Conditions of the Offer."

    RULE 13E-3. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Proposed Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Proposed Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

    PLANS FOR THE COMPANY. If elected at the Special Meeting, Parent expects the Nominees to, subject to their fiduciary duties, redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger.

    Parent intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate the Proposed Merger or a similar business combination with Purchaser or another direct or indirect subsidiary of Parent. The purpose of the Proposed Merger is to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. At the Effective Time, it is anticipated that each then outstanding Share (other than Shares owned by Parent and its subsidiaries, including Purchaser, Shares held in the treasury of the Company and Shares held by stockholders of the Company who shall have demanded and perfected, and who shall not have withdrawn or otherwise lost, dissenters' rights, under the DGCL) would be converted into the right to receive an amount in cash equal to the Offer Price. Subject to the terms and conditions of the Proposed Merger and in accordance with the DGCL, the Company would be merged with and into Purchaser or another direct or indirect subsidiary of Parent. Purchaser would be the surviving corporation in the Proposed Merger and would continue its corporate existence under Delaware law.

    Except as indicated in this Offer to Purchase, Parent and Purchaser have no present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary of the Company, a sale or transfer of a material amount of assets of the Company or any subsidiary of the Company or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company Board or the Company's management.

12. DIVIDENDS AND DISTRIBUTIONS

    If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or
(iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under "Section 14. Certain Conditions of the Offer," Purchaser, in its sole discretion, may make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

    If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under "Section 14. Certain Conditions of the Offer," (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

    Depending upon the number of Shares purchased pursuant to the Offer and the aggregate market value of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq National Market and may be delisted from the Nasdaq National Market. The published guidelines of the Nasdaq National Market indicate that the Nasdaq National Market would consider delisting the Shares if, among other things, either (i) the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 750,000, the aggregate market value of the publicly held Shares should fall below $5,000,000, the minimum bid price for Shares should fall below $1 per Share, the net tangible assets of the Company should fall below $4,000,000 or there should be less than two registered and active market makers providing quotations for the Shares, or, alternatively,
(ii) the market capitalization of the Company (or the Company's total assets and total revenue, respectively) should fall below $50,000,000, the number of round lot holders of Shares should fall below 400, the number of publicly held Shares should fall below 1,100,000, the aggregate market value of the publicly held Shares should fall below $15,000,000, the minimum bid price for Shares should fall below $5 per Share or there should be less than four registered and active market makers providing quotations for the Shares. If neither of the foregoing standards are met, the Shares would no longer be admitted to quotation on the Nasdaq National Market.

    To the extent the Shares are delisted from the Nasdaq National Market, the market for the Shares could be adversely affected. If the Nasdaq National Market were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations for the Shares would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act (as described below) and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly, if any, effected by the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for reporting on the National Association of Securities Dealers Automated Quotation System.

    As soon as practicable after the Distribution Date has occurred, Rights Certificates are to be sent to all holders of Rights. If the Distribution Date has occurred and the Rights separate from the Shares, the foregoing discussion with respect to the effect of the Offer on the market for the Shares, Nasdaq National Market listing and Exchange Act registration would apply to the Rights in a similar manner.

14. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time, in its sole discretion, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) any one or more of the Minimum Condition, the Rights Condition, the Section 203 Condition and the HSR Condition shall not have been satisfied or (ii) at any time on or after August 12, 1998, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

    (a) there shall have been threatened, instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign (each, a "Governmental Entity"), or by any other person, domestic or foreign, before any court or Governmental

Entity, (i) challenging or seeking to, or which is reasonably likely to, make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or seeking to, or which is reasonably likely to, impose voting, procedural, price or other requirements, including any such requirements under California law, in addition to those required by federal securities laws and the DGCL (each as in effect on the date of this Offer to Purchase), in connection with the making of the Offer, the acceptance for payment of, or payment for, any Shares by Purchaser or any other affiliate of Parent or the consummation by Purchaser or any other affiliate of Parent of the Proposed Merger or other business combination with the Company, or seeking to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their respective subsidiaries of all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries; (iii) seeking to impose or confirm limitations on the ability of Parent and its subsidiaries, including Purchaser, to exercise effectively full rights of ownership of any Shares (including the Rights associated with Shares), including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders; (iv) seeking to require divestiture by Parent and its subsidiaries, including Purchaser, of any Shares;
(v) seeking any material diminution in the benefits expected to be derived by Parent, Purchaser or any other affiliate of Parent as a result of the transactions contemplated by the Offer or the Proposed Merger or any other similar business combination with the Company; (vi) otherwise directly or indirectly relating to the Offer or which otherwise, in the sole judgment of Purchaser, might materially adversely affect the Company or Purchaser or any other affiliate of Parent or the value of the Shares; or (vii) which otherwise, in the sole judgment of Purchaser, is reasonably likely to materially adversely affect the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties), condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of either the Company or any of its subsidiaries or Parent or any of its subsidiaries, including Purchaser;

    (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, Purchaser, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer or the Proposed Merger or other business combination by Purchaser or Parent or any affiliate of Parent with the Company, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Proposed Merger, which, in the sole judgment of Purchaser, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above;

    (c) there shall have occurred any change, condition, event or development that, in the sole judgment of Purchaser, is or is reasonably likely to be materially adverse to the business, operations (including, without limitation, results of operations), properties (including, without limitation, intangible properties), condition (financial or otherwise), assets or liabilities (including, without limitation, contingent liabilities) or prospects of the Company or any of its subsidiaries;

    (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq National Market, (ii) any decline, measured from the close of business on August 11, 1998, in the Standard & Poor's 500 Index by an amount in excess of 15%, (iii) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, currency exchange markets, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the sole judgment of Purchaser, might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vii) in the case of any of the foregoing existing on August 11, 1998, a material acceleration or worsening thereof;

    (e) the Company or any of its subsidiaries, joint ventures or partners or other affiliates shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization (other than by redemption of the Rights in accordance with their terms as such terms have been publicly disclosed prior to the date of this Offer to Purchase), (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities (other than as aforesaid), (iii) issued or sold, or authorized or proposed the issuance, distribution or sale of, additional Shares (other than the issuance of Shares under option prior to the date of this Offer to Purchase, in accordance with the terms of such options as such terms have been publicly disclosed prior to the date of this Offer to Purchase), shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, (iv) declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of capital stock of the Company (other than in the event the Rights are redeemed, the price of redemption thereof), (v) altered or proposed to alter any material term of any outstanding security (including the Rights) other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger, (vi) incurred any debt other than in the ordinary course of business or any debt containing burdensome covenants, (vii) authorized, recommended, proposed or entered into an agreement, agreement in principle or arrangement or understanding with respect to any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets, release or relinquishment of any material contractual or other right of the Company or any of its subsidiaries or any comparable event not in the ordinary course of business, (viii) authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement, arrangement or understanding with any person or group that, in the sole judgment of Purchaser, could adversely affect either the value of the Company or any of its subsidiaries, joint ventures or partnerships or the value of the Shares to Parent or Purchaser, (ix) entered into or amended any employment, change in control, severance, executive compensation or similar agreement, arrangement or plan with or for the benefit of any of its employees, consultants or directors, or made grants or awards thereunder, other than in the ordinary course of business or entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any such persons, (x) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its subsidiaries, or Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase, or (xi) amended or authorized or proposed any amendment to the Company's Articles of Incorporation or Bylaws, or Purchaser shall have become aware that the Company or any of its subsidiaries shall have proposed or adopted any such amendment that was not disclosed in publicly available filings prior to the date of this Offer to Purchase;

    (f) a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or Purchaser shall have otherwise learned that (i) any person, entity (including the Company or any of its subsidiaries) or "group" (within the meaning of
Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13G on file with the Commission prior to the date of this Offer Purchase,

(ii) any such person, entity or group that prior to the date of this Offer to Purchase had filed such a Schedule 13G with the Commission has acquired or proposes to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of 1% or more of any class or series of capital stock of the Company (including the Shares), other than for bona fide arbitrage purposes, (iii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving the Company or (iv) any person shall have filed a Notification and Report Form under the HSR Act (or amended a prior filing to increase the applicable filing threshold set forth therein) or made a public announcement reflecting an intent to acquire the Company or any subsidiary or significant assets of the Company;

    (g) any required approval, permit, authorization or consent of any governmental authority or agency (including those described or referred to in "Section 15. Certain Legal Matters and Regulatory Approvals") shall not have been obtained on terms satisfactory to Purchaser in its sole discretion;

    (h) Parent or Purchaser shall have reached an agreement or understanding with the Company providing for termination of the Offer, or Parent, Purchaser or any other affiliate of Parent shall have entered into a definitive agreement or announced an agreement in principle with the Company providing for a merger or other business combination with the Company or the purchase of stock or assets of the Company;

    (i) (1) any material contractual right of the Company or any of its subsidiaries or affiliates shall be impaired or otherwise adversely affected or any material amount of indebtedness of the Company or any of its subsidiaries, joint ventures or partnerships shall become accelerated or otherwise become due before its stated due date, in either case, with or without notice or the lapse of time or both, as a result of the transactions contemplated by the Offer or the Proposed Merger or (2) any covenant, term or condition in any of the Company's or any of its subsidiaries', joint ventures' or partnerships' instruments, licenses, or agreements is or may be materially adverse to the value of the Shares in the hands of Purchaser (including, but not limited to, any event of default that may ensue as a result of the consummation of the Offer or the Proposed Merger or the acquisition by Parent of control of the Company); or

    (j) Purchaser shall have determined in its sole discretion that Section 2115 of the California General Corporation Law (the "CGCL") applies to the Offer or the Proposed Merger;

which, in the reasonable judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser or any of their affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

    The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their reasonable discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN REGULATORY AND LEGAL MATTERS

    Based upon its examination of publicly available information with respect to the Company, neither Parent nor Purchaser is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer and the Proposed Merger. Should any such approval or other action be required, Parent and Purchaser contemplate that this approval or action would be sought. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the businesses of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Regulatory and Legal Matters." See "Section 14. Certain Conditions of the Offer."

    STATE TAKEOVER LAWS. Section 2115 of the CGCL purports to subject certain corporations with specified minimum contacts in California to certain provisions of the CGCL even if that corporation is organized under the laws of a different state. While Purchaser believes that, based upon publicly available information and the past conduct of the Company, Section 2115 of the CGCL should not operate so as to make such provisions applicable to the Company, Purchaser is in the process of determining whether Section 2115 of the CGCL operates so as to apply to the Company. See "Section 14. Certain Conditions of the Offer" and "Section
17. Legal Proceedings."

    The Company is incorporated under the laws of the State of Delaware and its operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS CORP. V. DYNAMICS CORP. OF AMERICA, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Except as described herein, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See "Section 14. Certain Conditions of the Offer."

    ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements.

    Pursuant to the HSR Act, following the commencement of the Offer, Parent intends to file Premerger Notification and Report Forms in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the applicable filings by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the Antitrust Division or the FTC for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent intends to request early termination of the waiting period applicable to the Offer.

    There can be no assurance, however, that the 15-calendar day HSR Act waiting period applicable to the Offer will be terminated early. If the Antitrust Division or the FTC were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the consummation of the Offer may only be prevented by a court order that extends the waiting period, by an injunction or by agreement between the parties. Purchaser will not be permitted to purchase Shares pursuant to the Offer or engage in any other transaction that would result in Purchaser having beneficial ownership of $15 million or more of the outstanding voting securities of the Company until expiration of the waiting period applicable to the Offer. If the acquisition of Shares is delayed as a result of a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act in connection with the acquisition of Shares pursuant to the Offer, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with by Parent, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. Pursuant to the HSR Condition, the Offer is conditioned upon the waiting period applicable to the Offer under the HSR Act having expired or been terminated.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the Antitrust Division or the FTC could take such action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Purchaser, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

    The Company Form 10-K indicates that the Company and certain of its subsidiaries conduct business in foreign countries where regulatory filings or approvals under antitrust and other laws may be required or desirable in connection with the consummation of the Offer and the Proposed Merger. Certain of such filings for approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. After commencement of the Offer, Parent and Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as may be required or desirable. If any government or governmental authority or agency takes any action prior to the completion of the

Offer that, in the sole judgment of Purchaser, might have certain adverse effects, Purchaser will not be obligated to accept for payment or pay for any Shares tendered.

    There can be no assurance that a challenge to the Offer will not be made pursuant to the merger control regimes of one or more countries or by legal actions brought by private parties or, if such a challenge is made, what the outcome will be. See "Section 14. Certain Conditions of the Offer."

    APPRAISAL RIGHTS. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of their Shares in connection with the Proposed Merger. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Proposed Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Proposed Merger.

    The Proposed Merger also would need to comply with other applicable procedural and substantive requirements of Delaware law. Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders that requires the merger to be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there were fair dealings among the parties.

    FOREIGN LAWS. According to publicly available information, the Company also owns property and conducts businesses in a number of other jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of Shares pursuant to the Offer or the Proposed Merger.

16. FEES AND EXPENSES

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Salomon Smith Barney is acting as Dealer Manager for the Offer and as financial advisor to Parent in connection with Parent's efforts to acquire the Company. Questions regarding the Offer may be directed to Salomon Smith Barney at the phone number and address set forth on the back cover hereof.

    As compensation for its services to Parent in connection with the Offer and Proposed Merger, Salomon Smith Barney will receive a fee of $2.4 million if the Offer and the Proposed Merger or a similar acquisition transaction is consummated or a fee of $600,000 if, following commencement of the Offer, no such acquisition transaction is consummated. Parent has also agreed to pay to Salomon Smith Barney 10% of certain proceeds received by Parent from the sale of the Shares owned by Parent in the event the Offer and Proposed Merger or similar acquisition transaction is not consummated. In the event Parent receives a termination, topping or similar fee following the termination or abandonment of a proposed acquisition transaction, Parent has also agreed to pay to Salomon Smith Barney 10% of the excess (if any) of such fee over Parent's out-of-pocket expenses in connection with such proposed acquisition transaction. Parent has also agreed to reimburse Salomon Smith Barney for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Salomon Smith Barney and certain related persons against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

    Salomon Smith Barney is a service mark of Smith Barney Inc. Salomon Brothers Inc and Smith Barney Inc. are affiliated but separately registered broker/dealers under common control of Salomon Smith Barney Holdings Inc. Salomon Brothers Inc and Salomon Smith Barney Holdings Inc. have been licensed to use the Salomon Smith Barney service mark.

    Purchaser has retained MacKenzie Partners, Inc. ("MacKenzie") as the Information Agent, and IBJ Schroder Bank & Trust Company as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

    As compensation for acting as Information Agent in connection with the Offer, MacKenzie will receive reasonable and customary compensation, plus reimbursement for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. As compensation for acting as Depositary in connection with the Offer, IBJ Schroder Bank & Trust Company will receive reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. LEGAL PROCEEDINGS

    Parent and the Company are involved in patent litigation in the United States District Court in Portland, Oregon and San Francisco, California and in Germany, in which the parties have alleged various claims of patent infringement against each other.

    In March 1996, Parent filed suit (MENTOR GRAPHICS CORPORATION V. QUICKTURN DESIGN SYSTEMS, INC.) in the United States District Court in Portland, Oregon against the Company for a declaratory judgment of non-infringement, invalidity and unenforceability of three of the Company's patents. The Company filed a counterclaim against Parent alleging infringement of six of the Company's patents, including the three patents subject to the declaratory judgment action. The counterclaim seeks a permanent injunction prohibiting sales of Parent's SimExpress products in the United States as well as compensatory damages and attorneys' fees. In August 1997, the District Court granted the Company a preliminary injunction prohibiting Parent from selling its SimExpress version
1.0 and 1.5 acceleration verification systems in the United States. The injunction also prohibits Parent from shipping current United States inventory modified in the United States to any of its non-United States locations. On August 5, 1998, the United States Court of Appeals for the Federal Circuit affirmed the grant of the preliminary injunction on Parent's appeal.

    In June 1998, the District Court appointed a senior patent litigator to be Special Master in the case. The Special Master has reviewed the judge's rulings on claim interpretation (so-called "Markman" rulings) and will provide recommended rulings on summary judgment motions filed in June 1998 by Parent and the Company. Rulings on these District Court matters are expected in the third and fourth quarters of 1998. While a trial in the District Court is scheduled to begin December 1, 1998, there can be no assurance that such date will not be extended. An unfavorable ruling in the District Court trial could involve substantial cost to Parent and could make permanent the prohibition on Parent's manufacturing and selling its existing accelerated verification of hardware design products in the United States. While an adverse judgment in this litigation would not affect Parent's ability to borrow funds under the Credit Facility, an adverse judgment could have a material adverse effect on Parent's results of operations in the applicable period.

    In January 1996, the Company filed an administrative complaint with the United States International Trade Commission ("ITC") (IN THE MATTER OF CERTAIN HARDWARE LOGIC EMULATION SYSTEMS AND COMPONENTS THEREOF, INVESTIGATION NO. 337-TA-383) seeking to prohibit the distribution of SimExpress products in the United States. In August 1996, the ITC issued a ruling effectively prohibiting the importation of this technology into the United States. In August 1997, the ITC Administrative Law Judge recommended the imposition of evidentiary and monetary sanctions against Parent. While this decision is expected to be appealed, no decision is expected for at least nine months. If Parent is unsuccessful in its appeal, the amount of monetary sanctions has been stipulated to be $425,000. In December 1997, the ITC issued a Cease and Desist Order prohibiting Parent from importing SimExpress products or components, and from providing repair or maintenance services to existing United States customers. This order took effect in February 1998.

    Discovery on the issue of the Company's damages caused by Parent's alleged infringement is not yet complete, and the Company has not presented a calculation of its damages nor made a monetary settlement demand. Parent believes that the Company's damages would be based in significant part upon the fact that the gross amount of all of Parent's allegedly infringing U.S. sales total only approximately $3,500,000. In addition to compensatory damages, in the event the court finds that Parent's infringement was willful, the trial court judge has the discretion to enhance the jury award so that the total award is at most triple the amount awarded by the jury. The trial court judge also has the discretion, if he determines that the action qualifies as "an extraordinary case" (which typically requires a finding that the infringement was willful), to award the Company reasonable costs and attorneys fees.

    In October 1997, the Company also filed an action against Parent in a German court alleging that SimExpress infringes on a German patent held by the Company (the European version of one of the patents in dispute in MENTOR GRAPHICS CORPORATION V. QUICKTURN DESIGN SYSTEMS, INC. discussed above). Parent expects resolution in this case no earlier than late 1999.

    In February 1998, Meta Systems, Inc. ("Meta"), a subsidiary of Parent, filed a patent infringement action against the Company in the United States District Court for the Northern District of California in San Francisco, California (META SYSTEMS, INC. AND APTIX CORPORATION V. QUICKTURN DESIGN SYSTEMS, INC.). The complaint, which is based on a patent licensed from Aptix Corporation of San Jose, California by Meta and Parent, relates to the Company's M3000 System Realizer and seeks damages for infringement as a result of the Company's manufacture and sale of certain emulation equipment. Meta, which was joined in the suit by Aptix Corporation, plans to seek an injunction prohibiting further infringement by the Company. A trial date of July 6, 1999 has been set.

    On August 12, 1998, Parent and Purchaser commenced litigation against the Company and the Company Board in the Court of Chancery of the State of Delaware seeking, among other things, an order (i) declaring that failure to redeem the Rights or to render the Rights inapplicable to the Offer and the Proposed Merger or to approve the Offer and the Proposed Merger would constitute a breach of the Company Board's fiduciary duties under Delaware law, (ii) invalidating the Rights or compelling the Company Board to redeem the Rights or render the Rights inapplicable to the Offer and the Proposed Merger, (iii) declaring that failure to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL would constitute a breach of the Company Board's fiduciary duties under Delaware law, (iv) compelling the Company Board to approve the Offer and the Proposed Merger for purposes of Section 203 of the DGCL, (v) enjoining the Company Board from taking any actions designed to impede or which have the effect of impeding the Offer, the Solicitation or the Proposed Merger and declaring that any such actions would constitute a breach of the Company Board's fiduciary duties under Delaware law, (vi) enjoining the Company Board from taking any actions to impede, or refuse to recognize the validity of, Parent's call of the Special Meeting, provided that Parent has obtained Agent Designations from Company stockholders holding not less than 10% of the outstanding Shares of the Company and (vii) enjoining the Company Board from taking any action to cause the Company to become subject to Section 2115 of the California General Corporation Law.

    Also on August 12, 1998 Parent and Purchaser commenced litigation against the Company in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Parent and Purchaser have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act and any other federal securities laws, rules or regulations deemed applicable to the Offer and the Solicitation.

18. MISCELLANEOUS

    Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    Pursuant to Rule 14d-3 of Regulation 14D under the Exchange Act, Parent and Purchaser have filed with the Commission a Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Regarding the Company," except that they will not be available at the regional offices of the Commission.

August 12, 1998                           MGZ Corp.

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. Unless otherwise indicated, each such person is a citizen of the United States of America and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                                                     PRESENT PRINCIPAL OCCUPATION AND
           NAME                         TITLE                          FIVE YEAR EMPLOYMENT HISTORY
---------------------------  ---------------------------  ------------------------------------------------------

Walden C. Rhines             President, Chief Executive   Dr. Rhines has served as Director, President and Chief
                             Officer and Director         Executive Officer of Parent since 1993. From 1972 to
                                                          1993, Dr. Rhines was employed by Texas Instruments
                                                          Incorporated where his duties included Executive Vice
                                                          President of Texas Instruments Semiconductor Group.
                                                          Dr. Rhines is also a director of Cirrus Logic, Inc.
                                                          and Triquint Semiconductor, Inc.

Gregory K. Hinckley          Executive Vice President,    Mr. Hinckley has served as Executive Vice President,
                             Chief Operating Officer and  Chief Operating Officer and Chief Financial Officer of
                             Chief Financial Officer      Parent since 1997. From 1995 until 1996, Mr. Hinckley
                                                          was Senior Vice President of VLSI Technology, Inc.
                                                          ("VLSI"). From 1992 until 1996, Mr. Hinckley was Vice
                                                          President, Finance and Chief Financial Officer of
                                                          VLSI. Mr. Hinckley is also a director OEC Medical
                                                          Systems, Inc. and Amkor Technology, Inc.

G. M. "Ken" Bado             Senior Vice President,       Mr. Bado has served as Senior Vice President, World
                             World Trade                  Trade of Parent since 1996. Mr. Bado was Vice
                                                          President of the Americas of Parent from 1994 to 1996.
                                                          In 1996, Mr. Bado also held the position of Vice
                                                          President and General Manager, Professional Services
                                                          of Parent. Prior thereto, Mr. Bado was the Southern
                                                          Area General Manager for North American Sales of
                                                          Parent.

Bernd U. Braune              Senior Vice President        Mr. Braune has served as Senior Vice President of
                                                          Parent since July 1997. From 1995 to 1997, Mr. Braune
                                                          held the position of Senior Vice President of
                                                          Worldwide Sales and Marketing for VLSI. From 1993 to
                                                          1995, Mr. Braune was General Manager and Vice
                                                          President of European Operations for VLSI. From 1991
                                                          to 1993, Mr. Braune was Managing Director for European
                                                          Operations of NCR Microelectronics. Mr. Braune is a
                                                          citizen of Germany.

                                                                     PRESENT PRINCIPAL OCCUPATION AND
           NAME                         TITLE                          FIVE YEAR EMPLOYMENT HISTORY
---------------------------  ---------------------------  ------------------------------------------------------
Dean Freed                   Vice President, General      Mr. Freed has served as Vice President, General
                             Counsel and Secretary        Counsel and Secretary of Parent since 1995. Mr. Freed
                                                          served as Deputy General Counsel and Assistant
                                                          Secretary of Parent from 1994 to 1995 and was
                                                          Associate General Counsel and Assistant Secretary of
                                                          Parent from 1990 to 1994.

Anthony B. Adrian            Vice President, Corporate    Mr. Adrian has served as Vice President, Corporate
                             Controller                   Controller of Parent since February 1998. In 1997, Mr.
                                                          Adrian held the position of Vice President and Acting
                                                          Controller for Wickland Oil Company. From 1996 to
                                                          1997, Mr. Adrian served as Managing Director of
                                                          Wickland Terminals in Australia and from 1992 to 1996
                                                          he served as Vice President and Controller of Wickland
                                                          Oil.

Dennis Weldon                Treasurer                    Mr. Weldon has served as Treasurer of Parent since
                                                          1996. Mr. Weldon served as Director of Finance
                                                          Administration of Parent from 1994 to 1996 and prior
                                                          thereto served as Finance Manager of Parent.

Jon A. Shirley               Director                     Mr. Shirley has served as Chairman of the Board of
                                                          Directors of Parent since 1994 and as a Director of
                                                          Parent since 1989. Mr. Shirley's principal occupation
                                                          is private investment. Mr. Shirley served as President
                                                          and Chief Operating Officer of Microsoft Corporation
                                                          from 1983 to 1990. Mr. Shirley is currently a director
                                                          of Microsoft Corporation.

Marsha B. Congdon            Director                     Ms. Congdon has served as a Director of Parent since
                                                          1991. Since 1997, Ms. Congdon's principal occupation
                                                          has been private investment. Ms. Congdon served as
                                                          Vice President, Policy and Strategy of US West Inc.
                                                          from 1995 to 1997 and prior thereto, served as
                                                          Regional Vice President and Chief Executive
                                                          Officer--Oregon of US West.

James R. Fiebiger            Director                     Dr. Fiebiger has served as a Director of Parent since
                                                          1994. Dr. Fiebiger has been President and Chief
                                                          Executive Officer of Gatefield Corp. since 1997. From
                                                          1993 to 1997, Dr. Fiebiger served as Chairman of the
                                                          Board and Managing Director of Thunderbird
                                                          Technologies, Inc. and prior thereto, served as
                                                          President and Chief Operating Officer of VLSI. Dr.
                                                          Fiebiger is also a director of Thunderbird
                                                          Technologies, Inc.

                                                                     PRESENT PRINCIPAL OCCUPATION AND
           NAME                         TITLE                          FIVE YEAR EMPLOYMENT HISTORY
---------------------------  ---------------------------  ------------------------------------------------------
David A. Hodges              Director                     Dr. Hodges has served as a Director of Parent since
                                                          1995. Dr. Hodges is a Professor in the Graduate School
                                                          of the Department of Electrical Engineering and
                                                          Computer Science at the University of California at
                                                          Berkeley ("UC Berkeley") where he has been a faculty
                                                          member since 1970. Dr. Hodges was Dean of the College
                                                          of Engineering at UC Berkeley from 1990 to 1996. Dr.
                                                          Hodges is also a director of Silicon Image, Inc.

Fontaine K. Richardson       Director                     Dr. Richardson has served as a Director of Parent
                                                          since 1993. Dr. Richardson has been a General Partner
                                                          of Eastech Management Company since 1983. Dr.
                                                          Richardson is also a director of Banyan Systems
                                                          Incorporated.

    The name and position with Purchaser of each director and officer of Purchaser are set forth below. The business address, parent principal occupation or employment, five-year employment history and citizenship of each such person is set forth above.

           NAME                                                                   TITLE
---------------------------                               ------------------------------------------------------

Walden C. Rhines                                          President, Chief Executive Officer and Director

Gregory K. Hinkley                                        Chief Financial Officer, Secretary and Director

                                                                     SCHEDULE II

                             TRANSACTIONS IN SHARES

TRANSACTIONS IN SHARES IN THE PAST 60 DAYS

DATE       SHARES PURCHASED  PURCHASE PRICE
---------  ----------------  ---------------
6/19/98..         10,000        $   7.150
6/22/98..          7,000        $   7.500
6/23/98..         29,000        $   7.483
6/24/98..         15,000        $   7.438
6/25/98..         20,000        $   7.438
6/26/98..         10,000        $   7.350
6/29/98..          7,500        $   7.313
7/1/98...          3,500        $   7.313
7/2/98...          2,500        $   7.500
7/6/98...          9,000        $   7.403
7/7/98...         25,000        $   7.625
7/8/98...          9,000        $   7.590
7/9/98...         12,500        $   7.563
7/13/98..         10,000        $   7.938
7/14/98..        137,000        $   7.865
7/15/98..         50,000        $   7.622
7/17/98..         25,000        $   7.813
7/20/98..         10,000        $   7.750
7/21/98..         12,000        $   7.688
7/22/98..         46,000        $   7.565
7/23/98..         10,000        $   7.625
7/27/98..          5,000        $   7.688
7/28/98..          6,000        $   7.750
7/31/98..         50,000        $   7.788
8/3/98...         18,000        $   7.653
8/4/98...         30,000        $   7.521
8/5/98...         20,000        $   7.438
  8/10/98          2,500        $   7.500

OTHER INFORMATION

    Jon A. Shirley and his wife are general partners of The Shirley Family Limited Partnership, which, in turn, is a limited partner of The Fallen Angel Limited Partnership. The Fallen Angel Limited Partnership is the record owner of 184,500 Shares. Mr. Shirley and his wife disclaim beneficial ownership of such Shares.

    Facsimile copies (with manual signatures) of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                       IBJ SCHRODER BANK & TRUST COMPANY

          BY MAIL:                     BY FACSIMILE:              BY HAND OR OVERNIGHT
                                                                        DELIVERY:
         P.O. Box 84                  (212) 858-2611                One State Street
    Bowling Green Station       Attn: Reorganization Dept.      New York, New York 10004
New York, New York 10274-0084                                  Attn: Reorganization Dept.
 Attn: Reorganization Dept.                                   Securities Processing Window
                                                                          SC-1
                               CONFIRM RECEIPT OF FACSIMILE
                                       BY TELEPHONE:
                                      (212) 858-2103

    Any questions or requests for assistance or additional copies of the Offer to Purchase and the related Letter of Transmittal, and other tender offer materials, may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers listed below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [MACKENZIE PARTNERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885
                      THE DEALER MANAGER FOR THE OFFER IS:
                              SALOMON SMITH BARNEY
                            Seven World Trade Center
                            New York, New York 10048